EXECUTION VERSION
COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated as of April 29, 2024 (the “Effective Date”), is by and among Sensata Technologies Holding plc, a public limited company incorporated under the laws of England and Wales (the “Company”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Investment”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”) (Elliott Investment, Elliott Associates and Elliott International, each an “Investor” and together the “Investors”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in Section 7 below.
WHEREAS, the Company and the Investors have engaged in discussions concerning the Company;
WHEREAS, the Company intends to announce a leadership transition, including that the Company’s Board of Directors (the “Board”) has initiated a search to identify a new permanent Chief Executive Officer, who the Board intends to appoint to the Board;
WHEREAS, the Company and the Investors desire to enter into an agreement regarding the appointment of a new independent director to the Board and certain other matters, in each case, on the terms and subject to the conditions set forth herein; and
WHEREAS, concurrently with the execution of this Agreement, the Company and Elliott Investment are entering into an information sharing agreement (the “Information Sharing Agreement”) to enable the Company to share certain confidential information, including in connection with upcoming earnings announcements and the Company’s announcement of its new permanent Chief Executive Officer.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investors and the Company agree as follows:
1.Board of Directors.
(a)CEO Transition. Effective as of the close of business on the Effective Date, the Company shall take all such actions as are necessary to accept the resignation of Jeffrey Cote from his position as a member of the Board.
(b)New Independent Director. The Company shall take all such actions as are necessary to appoint Phillip Eyler (the “New Independent Director”) to the Board, effective as of July 1, 2024. The New Independent Director shall serve as a director until the Company’s 2025 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the “2025 Annual Meeting”) or until the New Independent Director’s earlier death, resignation or removal from office.

(c)New Independent Director Agreements; Arrangements and Understandings. Each of the Investors agrees that neither it nor any of its Affiliates (i) will pay any compensation to the New Independent Director (including replacement candidates contemplated by Section 1(e)) regarding such person’s service on the Board or any committee thereof, or (ii) will have any agreement, arrangement or understanding, written or oral, with any New Independent Director (including replacement candidates contemplated by Section 1(e)) regarding such person’s service on the Board or any committee thereof.
(d)Holding 2024 Annual Meeting. The Company agrees to hold its 2024 Annual Meeting of Shareholders (including any adjournments or postponements thereof, the “2024 Annual Meeting”) by no later than June 11, 2024.
(e)Replacement New Independent Director. If the New Independent Director (x) fails to be appointed to the Board as of July 1, 2024, or (y) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason prior to the Expiration Date, and at such time the Investors satisfy the Minimum Ownership Threshold (as defined below), the Board shall take all such actions as are necessary to appoint, as promptly as practicable, a substitute director mutually agreed between the Company and the Investors (a “Replacement New Independent Director”) to serve as a director of the Company. In connection with the selection of any Replacement New Independent Director, the Board shall consider in good faith any candidates proposed by the Investors who (i) are Independent, (ii) satisfy the eligibility requirements set out in the Company’s Articles of Association (the “Articles”) and the UK Companies Act 2006 (the “Companies Act”) and (iii) satisfy the Board membership criteria set forth in the Governance Guidelines, which candidates will be reviewed in accordance with the Board’s ordinary screening process for independent directors. In the event the Investors seek to exercise their rights with respect to the appointment of a Replacement New Independent Director pursuant to this Section 1(e) or a Replacement CEO Search Committee Member (as defined below) pursuant to Section 1(g), the Investors shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the time of such exercise. Effective upon the appointment of the Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered a New Independent Director for all purposes of this Agreement.
(f)Company Policies. The parties hereto acknowledge that the New Independent Director, upon appointment to the Board, will serve as a member of the Board and will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related party transactions, fiduciary and other duties, codes of conduct, trading and disclosure policies, director resignation policy, and other governance guidelines and policies of the Company as other directors of the Company (collectively, the “Company Policies”), and shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all independent directors of the Company. The Company represents, warrants and agrees that: (i) all Company Policies currently in effect are publicly available on the Company’s website or described in its proxy statement filed with the SEC on May 25, 2023, or have otherwise been provided to the Investors, and such Company Policies will not be amended prior to the appointment of the New Independent Director other than as may be required to implement this Agreement, (ii) no Company Policy currently does, and no Company Policy at any time during the term of this Agreement will, prohibit any member of the Board (including the New Independent Director) from communicating with the Investors or their representatives, subject to such director’s observance of standard confidentiality obligations, fiduciary and other duties to the Company and applicable laws and (iii) prior to the Expiration Date, any changes to the Company Policies, or new Company Policies, will be adopted in good faith and not for the purpose of undermining or conflicting with the arrangements contemplated hereby.
(g)CEO Search Committee. As soon as reasonably possible following the Effective Date (but in no event later than five (5) business days thereafter), the Board shall take all action necessary to form a Chief Executive Officer Search Committee (the “CEO Search Committee”) to conduct a search to identify candidates for and assist the Board in selecting the Company’s next chief executive officer (the “New CEO”). The CEO Search Committee shall initially consist of three (3) directors, who shall be Andrew Teich, John Mirshekari and Martha Sullivan (or, if any such director ceases for any reason to be a member of the Board, such replacement director as shall be appointed by the Board). Andrew Teich will initially serve as the Chair of the CEO Search Committee. Upon the appointment of the New Independent Director to the Board, the New Independent Director shall be added to the CEO Search Committee. If the New Independent Director is unable or unwilling to serve as a member of the CEO Search Committee upon or at any time after appointment to the Board, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the Expiration Date and at such time the Investors satisfy the Minimum Ownership Threshold, the Investors shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned or delayed), a director serving on the Board at the time of such selection (including a Replacement New Independent Director appointed pursuant to Section 1(e)) to serve on the CEO Search Committee as a replacement for such member (the “Replacement CEO Search Committee Member”). Effective upon the appointment of the Replacement CEO Search Committee Member to the CEO Search Committee, such Replacement CEO Search Committee Member will be considered a “New Independent Director” solely for the purposes of the immediately preceding sentence.
(h)Company Undertakings. The Company agrees and undertakes that, during the Cooperation Period, (i) the Company will not exercise its powers under section 793 of the Companies Act to request information from the Investors in relation to their respective, aggregated, past or present interest in any Ordinary Shares, provided that the Company may exercise its powers as required by applicable laws (including section 803 of the Companies Act); and (ii) the Company will, at the written request of the Investors, use its reasonable best efforts to assist the Investors in the re-materializing of any Ordinary Shares held by the Investors through Cede & Co as nominee for the Depositary Trust Company at the Investors’ sole cost and expense (it being understood that the Investors shall be responsible for any associated stamp or similar taxes).
(i)Termination. The Company’s obligations under Section 1 shall terminate upon any material breach of this Agreement by any of the Investors upon five (5) business days’

written notice by the Company to the Investors if such breach has not been cured within such notice period, provided that the Company is not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period.
2.Voting of Investors’ Shares. During the period starting on the Effective Date until the Expiration Date (such period, the “Cooperation Period”), for any annual general meeting or general meeting of shareholders of the Company and any adjournment or postponement thereof during the Cooperation Period (each, a “Covered Meeting”), each of the Investors will cause all Ordinary Shares (as defined below) that such Investor or any of its controlling or controlled (or under common control) Affiliates has the right to vote (or to direct the vote) as of the applicable record date for such Covered Meeting to be present in person or by proxy for quorum purposes and to be voted at such Covered Meeting, (a) in favor of all nominees for director nominated by the Board for election at such Covered Meeting, (b) against any shareholder nominations for directors that are not approved and recommended by the Board for election, (c) against any resolutions or proposals to remove any member of the Board and (d) in accordance with recommendations by the Board on all other resolutions, proposals or business that may be the subject of shareholder action at such Covered Meeting (as such recommendations are set forth in the applicable proxy statement, shareholder circular or notice of meeting circulated by the Company in connection with such Covered Meeting); provided, however, that (x) each of the Investors and their Affiliates shall be permitted to vote in their sole discretion on any resolution or proposal with respect to an Extraordinary Transaction (as defined below), and (y) in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored resolution or proposal submitted to shareholders at a Covered Meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board or the filling of vacancies on the Board), each of the Investors and their Affiliates shall be permitted to vote in accordance with any such recommendations.
3.Standstill. During the Cooperation Period, each Investor will not, and will cause its respective representatives acting on their behalf (collectively with the Investors, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization by the Company or the Board, in each case, in writing:
(a)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party (as defined below) in the acquisition of record or beneficial ownership of any Voting Securities (as defined below) or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Investors (together with their Affiliates) having beneficial ownership of more than 9.9% of the Ordinary Shares outstanding at such time, or aggregate economic exposure to more than 15.0% of the Ordinary Shares outstanding at such time;
(b)(i) requisition or call, or seek to requisition or call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s shareholders (or the setting of a record date therefor), (ii) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1(e) of this Agreement, (iii) make, or be the proponent of, any shareholder proposal to the Company or the Board or any committee thereof (including any request to table any resolution, proposal or any other business at any annual general meeting of the Company or otherwise, or any proposal to amend any resolution of the Company), (iv) request the Company to circulate any statement to its shareholders (in connection with a general meeting of the Company or otherwise), (v) require the Company to publish on a website any statement relating to audit concerns, (vi) seek, alone or in concert with others (including through any “withhold” or similar campaign), the removal of any member of the Board or (vii) conduct a referendum of shareholders of the Company; provided that nothing in this Agreement will prevent the Investors or their Affiliates from taking actions in furtherance of identifying any Replacement New Independent Director pursuant to Section 1(e), as applicable;
(c)make any request for shareholder lists or other books and records of the Company or any of its subsidiaries under any statutory or regulatory provisions, or other applicable law, providing for shareholder access to books and records of the Company or its Affiliates, nor exercise any right conferred by English law or any federal or state law of the United States to: (i) inspect or request a copy of the Company’s register of shareholders, (ii) inspect or request a copy of the Company’s register of interests disclosed, (iii) require independent scrutiny of any vote conducted by way of a poll at any general meeting of the Company, (iv) apply for the appointment of an inspector to investigate the affairs or membership of the Company or (v) require the Company to exercise its powers under section 793 of the Companies Act;
(d)engage in any “solicitation” (as such term is defined under the Exchange Act (as defined below)) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies or consents;
(e)make or submit to the Company or any of its Affiliates any proposal for, or offer of (with or without conditions), either alone or in concert with others, any tender offer, takeover offer (whether structured by way of a scheme of arrangement under Part 26 of the Companies Act or otherwise), exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets) (each, an “Extraordinary Transaction”) either publicly or in a manner that would reasonably require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares in “a takeover offer”, voting in favor of a scheme of arrangement under Part 26 of the Companies Act, accepting a takeover offer as defined in Part 28 of the Companies Act, or giving irrevocable undertakings of letters of intent in respect of the same, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of the Company);
(f)make any public proposal with respect to (i) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1(e) of this Agreement, (ii) any change in the capitalization, capital allocation policy or dividend policy of the Company, (iii) any other change to the Board or the Company’s management or corporate or governance structure, (iv) any waiver, amendment or modification to the Articles or the Company’s other organizational documents, (v) causing the Ordinary Shares to be delisted from, or to cease to be authorized to be quoted on, any securities exchanges or (vi) causing the Ordinary Shares to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(g)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (i) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (ii) in conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise specifically permitted under this Agreement;
(h)form, join or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any Voting Securities, other than solely with Affiliates of the Investors with respect to Voting Securities now or hereafter owned by them;
(i)enter into a voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (i) this Agreement, (ii) solely with Affiliates of the Investors or (iii) granting proxies in solicitations approved by the Board;
(j)engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the securities of the Company and would, in the aggregate or individually, result in the Investors ceasing to have a “net long position” in the Company;
(k)sell, offer, or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Ordinary Shares of the Company held by a Restricted Person to any Third Party;
(l)institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including any derivative actions or the petition of any UK court pursuant to Part 30 of the Companies Act); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Restricted Person from (i) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 14, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (iv) exercising statutory rights of minority shareholders as set out in Part 28 of the Companies Act or (v) responding to or complying with validly issued legal process;
(m)enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 3; or
(n)make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal;
provided, that the restrictions in this Section 3 shall terminate automatically upon the earliest of the following: (i) any material breach of this Agreement by the Company (including, without limitation, a failure to appoint the New Independent Director in accordance with Section 1(b), a failure to appoint a Replacement New Independent Director in accordance with Section 1(e), a failure to form the CEO Search Committee and appoint the New Independent Director to the CEO Search Committee in accordance with Section 1(g) or a failure to issue the Press Release in accordance with Section 5) upon five (5) business days’ written notice by any of the Investors to the Company if such breach has not been cured within such notice period, provided that the Investors are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (ii) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that, if consummated, would result in the acquisition by any person or group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets from any Third Parties having an aggregate value exceeding 25% of the market capitalization of the Company during the Cooperation Period or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Ordinary Shares of the Company (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s)

(including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as incentive compensation to employees or other service providers or consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)) and (iii) the commencement of any tender or exchange offer (by any person or group other than the Investors or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any person or group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including but not limited to the restrictions in this Section 3) will prohibit or restrict any of the Restricted Persons from (A) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or a Third Party, (B) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person), (C) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (D) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company or (E) communicating with the Company privately in accordance with Section 4.
4.Private Communications. Notwithstanding anything to the contrary in this Agreement, each of the Restricted Persons may communicate privately regarding any matter with any of the Company’s directors, chief executive officer, chief financial officer, general counsel, or investor relations personnel, or other employees or advisors that have been identified by one of the foregoing to the Investors as appropriate contacts (collectively, the “Contact Personnel”), so long as such private communications would not reasonably be expected to require public disclosure thereof by the Company or the Restricted Persons. Each of the parties acknowledges and agrees that the Contact Personnel may engage in discussions with the Restricted Persons subject to, and in accordance with, applicable law, their fiduciary and other duties to the Company, their confidentiality obligations to the Company and the terms of applicable Company Policies.
5.Press Release; Regulatory Filings. Not later than 5:30 p.m., Eastern Time on April 29, 2024, the Company shall issue a press release in the form attached as Exhibit A (the “Press Release”). Substantially concurrently with the issuance of the Press Release (and not later than 5:30 p.m., Eastern Time on April 29, 2024), the Company shall file with the SEC a

Quarterly Report on Form 10-Q (the “Form 10-Q”) disclosing its entry into this Agreement and including a copy of this Agreement as an exhibit thereto. The Company shall provide the Investors and their representatives with a copy of the relevant portions of such Form 10-Q prior to its filing with the SEC and shall consider any timely comments of the Investors and their representatives. No party shall make any statement inconsistent with the Press Release and the Form 10-Q in connection with the announcement of this Agreement.
6.Non-Disparagement. During the Cooperation Period, the Company and the Investors shall each refrain from making, and shall cause their respective controlling and controlled (and under common control) Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors: the Company or any of its Affiliates, or any of its or their respective current or former officers, directors or employees, and (b) in the case of statements or announcements by the Company: the Investors or any of their Affiliates, or any of its or their respective current or former principals, directors, members, general partners, officers or employees. The foregoing shall not (x) restrict the ability of any person (as defined below) to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications among the Investors and their Affiliates and representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates and representatives (in their respective capacities as such), on the other hand.
7.Defined Terms. As used in this Agreement, the term:
(a)“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act (and, for the avoidance of doubt, shall include persons who become Affiliates of any person subsequent to the date of this Agreement); provided, that none of the Company or its Affiliates or representatives, on the one hand, and the Investors and their Affiliates or representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person shall not include any entity, solely by reason of the fact that one or more of such person’s employees, directors or principals serves as a member of its board of directors or similar governing body, unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated under the Exchange Act); provided, further, that with respect to the Investors, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Investors or their Affiliates;
(b)“beneficially own”, “beneficially owned” and “beneficial ownership” shall have the meaning set forth in Rules 13d-3 and 13d-5(b)(l) promulgated under the

Exchange Act, except that a person will also be deemed to be the beneficial owner of all Ordinary Shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all Ordinary Shares which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c)“business day” means any day other than a Saturday, Sunday or a legal holiday in New York, New York;
(d)“Exchange Act” means the Securities Exchange Act of 1934, as amended;
(e)“Expiration Date” means February 28, 2025, except that the Expiration Date shall be at least 30 days prior to the earlier of (i) the record date for the determination of shareholders who are entitled to notice of and to vote at the 2025 Annual Meeting, (ii) the date of the Company’s notice of annual meeting & proxy statement for the 2025 Annual Meeting, and (iii) the deadline for shareholders to deliver notice of a resolution (including with respect to the election of directors) in connection with the 2025 Annual Meeting;
(f)“Governance Guidelines” means the Company’s Corporate Governance Guidelines;
(g)“Independent” means that a person (x) unless the Company otherwise consents, (i) shall not be an employee, director, general partner, manager or other agent of an Investor or of any Affiliate of an Investor and (ii) shall not be a limited partner, member or other investor (unless such investment has been disclosed in writing to the Company) in any Investor or any Affiliate of an Investor, and (y) shall be an independent director of the Company under the Governance Guidelines, applicable law and the rules and regulations of the SEC and the New York Stock Exchange;
(h)“Minimum Ownership Threshold” means aggregate beneficial ownership of a “net long position” of, or having aggregate “net long” economic exposure to, at least 2.0% of the then outstanding Ordinary Shares;
(i)“net long position” means, with respect to any person, such person’s net long position as defined in Rule 14e-4 under the Exchange Act in respect of the Ordinary Shares;
(j)“Ordinary Shares” means ordinary shares of €0.01 each in the capital of the Company;
(k)“person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;
(l)“representatives” of a party means such party’s controlling and controlled (and under common control) Affiliates and its and their principals, directors, trustees, members, general partners, managers, officers, employees, agents and other representatives;
(m)“SEC” means the Securities and Exchange Commission;
(n)“Third Party” means any person that is not a party to this Agreement or an Affiliate thereof, a member of the Board, an officer of the Company, or legal counsel to any party to this Agreement; and
(o)“Voting Securities” means the Ordinary Shares of the Company and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that as pertains to any obligations of the Investors or any Restricted Persons hereunder, “Voting Securities” will not include any securities contained in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company.
8.Investors’ Representations and Warranties. Each of the Investors, severally and not jointly, represents and warrants that (a) they have the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by such Investor, constitutes a valid and binding obligation and agreement of such Investor and, assuming the valid execution and delivery hereof by each of the other parties hereto, is enforceable against such Investor in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery, and performance of this Agreement by such Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.
9.Company Representations and Warranties. The Company represents and warrants that (a) the Company has the power and authority to execute, deliver, and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of the Company, and, assuming the valid execution and delivery hereof by each of the other parties hereto, enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company does not require the approval of the shareholders of the Company; (d) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding, or arrangement to which the Company is a party or by which it is bound; (e) the Ordinary Shares are not listed on any stock exchange in the UK or in any other European jurisdiction; and (f) the Company is not subject to the terms of: (i) the City Code on Takeovers and Mergers; (ii) the Market Abuse Regulation (2014/596) of the European Union (“MAR”); (iii) the UK version of MAR, as retained through the provisions of the European Union (Withdrawal) Act 2018; (iv) the UK Corporate Governance Code; or (v) section 52 of the Criminal Justice Act 1993 (except, in the case of this clause (v), in respect of any relevant behavior in the United Kingdom).
10.Termination. This Agreement will terminate upon the Expiration Date. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding the foregoing, Sections 7 and 10 through 19 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.
11.Remedies. The Company and the Investors acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Investors will each respectively be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE INVESTORS AGREE (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.
12.Entire Agreement; Successors and Assigns; Amendment and Waiver. This Agreement (including its exhibits) and the Information Sharing Agreement constitute the only agreements between the Investors and the Company with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
13.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.
14.Governing Law. This Agreement will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state (except that matters relating to the duties of the members of the Board shall be governed by and construed in accordance with English law). Each of the Investors and the Company (a) irrevocably and unconditionally consents to the personal jurisdiction and venue of the federal or state courts located in Wilmington, Delaware; (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it shall not bring any action relating to this Agreement or otherwise in any court other than such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. Each of the parties, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them. No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

15.Parties in Interest. This Agreement is solely for the benefit of the parties and is not enforceable by any other person.
16.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein, and all legal process in regard hereto, will be in writing and will be deemed validly given, made or served when delivered in person, by electronic mail, by overnight courier or two (2) business days after being sent by registered or certified mail (postage prepaid, return receipt requested) as follows:
If to the Company:

Sensata Technologies Holding plc
529 Pleasant Street
Attleboro, MA 02703
Attn:    David K. Stott
Senior Vice President, General Counsel
E-mail:     dstott@sensata.com
    with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn:    Minh Van Ngo
    Andrew M. Wark
E-mail:    mngo@cravath.com
    awark@cravath.com
If to the Investors:

Elliott Investment Management L.P.
360 S. Rosemary Ave., 18th floor
West Palm Beach, FL 33401
Attn:    Marc Steinberg
    Austin Camporin
    Scott Grinsell
Email:    mSteinberg@elliottmgmt.com
    aCamporin@elliottmgmt.com
    sGrinsell@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, New York 10019
Attn:    Steve Wolosky
    Kenneth Mantel
Email:    swolosky@olshanlaw.com
    kmantel@olshanlaw.com
At any time, any party may, by notice given in accordance with this Section 16 to the other party, provide updated information for notices hereunder.
17.Legal Fees. All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.
18.Interpretation. Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
19.Counterparts. This Agreement may be executed by the parties in separate counterparts (including by fax, jpeg, .gif, .bmp and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof .

SENSATA TECHNOLOGIES HOLDING PLC
[Signature Page to Cooperation Agreement]

By:	/s/ David Stott
Name: David K. Stott
Title: Senior Vice President and General Counsel
[Signature Page to Cooperation Agreement]

ELLIOTT ASSOCIATES, L.P.

By:    Elliott Investment Management L.P.,
    as Attorney-in-Fact

By:        /s/ Elliot Greenberg
    Name:    Elliot Greenberg
    Title:    Vice President
ELLIOTT INTERNATIONAL, L.P.

By:    Elliott Investment Management L.P.,
    as Attorney-in-Fact

By:        /s/ Elliot Greenberg
    Name:    Elliot Greenberg
    Title:    Vice President
ELLIOTT INVESTMENT MANAGEMENT L.P.

By:        /s/ Elliot Greenberg
    Name:    Elliot Greenberg
    Title:    Vice President
[Signature Page to Cooperation Agreement]

Exhibit A
Form of Press Release

A-1